EXHIBIT 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No. 333-45903 on Form S-8 dated February 9, 1998 and Registration Statement No. 333-106245 on Form S-8 dated June 18, 2003 of Volt Information Sciences, Inc. of our report dated January 16, 2006 (except for the second paragraph of Note A, which is as of June 21, 2006), with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc., Volt Information Sciences, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc., included in the Annual Report (Form 10-K) for the year ended October 30, 2005.



New York, New York
June 21, 2006